Exhibit 99.2

AMENDMENT TO THE

DATAFLEETS, LTD.

2019 EQUITY INCENTIVE PLAN

Effective July 9, 2020

This Amendment to the DataFleets, Ltd. 2019 Equity Incentive Plan (as amended, the “Plan”) is effective as of the date first set forth above, such amendment having been approved by the Board of DataFleets, Ltd., a Delaware corporation (the “Company”), on July [9 ], 2020, and approved by the holders of a majority of the Company’s outstanding shares of voting capital stock on July [9 ], 2020, in each case in accordance with Section 10.4 of the Plan. Capitalized but undefined terms shall have the meanings provided in the Plan.

As of result of the foregoing approvals, the Plan is hereby amended as follows:

1. Section 4.1 of the Plan is hereby amended and restated in its entirety to read as follows:

“4.1 Number of Shares. Subject to adjustment under Section 8 hereof, Awards may be made under the Plan covering up to 506,000 shares of Common Stock. If any Award expires or lapses or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at or below the original issuance price), in any case in a manner that results in any shares of Common Stock covered by such Award not being issued or being so reacquired by the Company, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares, shares purchased on the open market or treasury shares.”

[Signature Page Follows]

The undersigned, being the duly elected and acting Secretary of the Company, hereby certifies that the foregoing amendments were duly approved and adopted by the Board of Directors and the Stockholders of the Company effective as of the date first referenced above.

By:	/s/ David Gilmore
David Gilmore
Secretary

Signature Page to DataFleets, Ltd. – Amendment to 2019 Equity Incentive Plan